CONSENT OF DELOITTE & TOUCHE, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3), and related Prospectus of PMC-Sierra, Inc. for the registration of 414,635 shares of its common stock and to the incorporation by reference therein of our report dated January 22, 1998, with respect to the consolidated financial statements and schedules of PMC-Sierra, Inc. included in its Annual Report (Form 10-K) for the year ended December 28, 1997, filed with the Securities and Exchange Commission.




/s/ Deloitte & Touche

Vancouver, British Columbia, Canada
June 3, 1998